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                       November 21, 2023

       Brian Mitts
       President and Chief Financial Officer
       Vinebrook Homes Trust, Inc.
       300 Crescent Court, Suite 700
       Dallas, TX 75201

                                                        Re: Vinebrook Homes
Trust, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            File No. 000-56274

       Dear Brian Mitts:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction